FOR FURTHER INFORMATION:

AT CREATIVE VISTAS:	AT INVESTOR RELATIONS INTL:
Sayan Navaratnam	Haris Tajyar
Chairman and Chief Executive Officer	Managing Partner
Ph: 905.666.8676	Ph: 818-382-9702
snavaratnam@actechnical.com	htajyar@irintl.com

FOR IMMEDIATE RELEASE
AUGUST 14, 2006

CREATIVE VISTAS, INC. CHAIRMAN AND CEO PROVIDES POSITIVE
OUTLOOK IN SPECIAL LETTER TO SHAREHOLDERS

WHITBY, Ontario - August 14, 2006 - Creative Vistas, Inc., (OTCBB:CVAS), a leading provider of advanced security and surveillance products and solutions which also provisions the deployment of broadband technologies, today announced that it has issued a Special Letter to Shareholders in an effort to update existing Creative Vistas investors on the current status of the Company, and more importantly, management's perspective on the Company's future growth outlook. The text from the letter follows:

Dear Shareholder,

These are exciting times for Creative Vistas, Inc. (OTCBB: CVAS). Our revenues are rising sharply and we are announcing significant news, it seems, very frequently. But with so much going on, we know that it’s not always easy to keep track of every event and understand what it means to the Company’s future or how it fits in with our mission to build shareholder value. So I am writing you today to bring you up to date and give you a clear picture - both of where the company has been and where we see it going. I think you will like what you see.

Let us start with CVAS’ latest financial results, for the first quarter ending March 31, 2006. The big news here is on the top line, where revenue is up 127% year-over-year. This increase is primarily due to the acquisition this January of Cancable, Inc., which I will discuss in greater length shortly.

Chairman and CEO Provides Key Financial Milestones

Looking ahead, we anticipate:

•	robust organic growth, running at annual rates of 20% to 30%, on average, across all our divisions;
•	revenues to reach at least $26.0 million in 2006, up significantly from $8.7 million for 2005.
•
a widening of gross margins, to 35% in the current quarter from 32% in the first quarter of 2005 - - yet another sign that CVAS is growing not just in revenues but also, as a result only steps away from achieving profitability.

Profit at the Division Level

On the subject of profitability, there are two parallel stories to watch. One is at the division level. The other is corporate. In the former category, our two subsidiaries currently producing significant revenue - AC Technical Systems and Cancable - have both already achieved positive EBIDTA when you exclude company-wide expenses. CVAS as a whole has seen much more bottom-line volatility, primarily because of financing activities, significant non-cash expenses and one-time costs associated with our acquisition of Cancable.

In the first quarter of 2006, for instance, our selling, general and administrative expenses rose to $1.74 million from $475,000 a year earlier. A large part of that increase was due to Cancable acquisition costs, depreciation of Cancable vehicles and equipment (about $316,000), and added Cancable salaries and benefits (about $200,000). In non-operating categories, CVAS incurred expenses totaling $6,658,100 in four categories -- derivative non-cash losses ($3,561,500), non-cash financing expenses for the refinancing of existing loans ($1,913,600), one-time cash expenses for the refinancing of existing loans ($539,300) and amortization of deferred charges ($643,700). These costs led to a net loss of $7.3 million. A year earlier, financing-related factors had given CVAS a one-time boost in net income, to $1.32 million.

Short-Term Debts, Long-Term Growth

Obviously, these wide swings do not reflect the much more steady operational performance of CVAS. The real question for our shareholders is whether finance-related factors will continue to have such a large impact on our bottom line going forward. On that score, we believe it is reasonable to expect that CVAS’ revenue growth and improving margins will enable it to continue to reduce its debt and other obligations (both in absolute terms and as a share of revenues) to the point where it can achieve steady company-wide profitability. Financing costs, in other words, are a short-term component of a long-term strategy. The long-term strategy is one of consistent growth ahead in an extremely favorable market.

As you know, CVAS is a leader in electronic security surveillance products and services. With the acquisition of Cancable, a provider of contract field technical support services and help-desk technical support for cable companies, it now is poised to carry out its strategy of developing and deploying video and data processing technologies to two converging markets -- surveillance and IP/broadband.

A Systems Leader

It’s no secret, of course, that the security surveillance industry is booming in a world forced to confront terrorism and other threats to property and physical safety. Video security systems are everywhere, delivering advanced digital technology for reasonable prices. One CVAS subsidiary, AC Technical Systems, has been planning, engineering, integrating and installing such systems since 1990. It is now one of the leading such providers in Canada and is gaining US based customers. Its clients include the Air Canada Centre in Toronto (home to the Maple Leafs and Raptors), BMW, PeopleSoft, various government ministries and the Canadian grocery giant Loblaws.

Another CVAS unit, Iview Digital Video Solutions (Iview DVSI), provides surveillance technology to a wide range of customers in manufacturing, government, and health care. Its products include unique state of the art panoramic camera and digital systems for compressing, transmitting and analyzing images. Its new I-VMS (Intelligent Video Management Systems) line is capable of managing over 1,000 cameras. Iview DVSI’s products are being used by a blue chip customer base that includes the Air Canada Centre, a large pharmaceutical company and a police department in Michigan.

The Power of Broadband

With the acquisition of Cancable, which is involved in computer networking as well as services to cable companies, CVAS now can develop surveillance systems and technology that take advantage of broadband and the Internet. In doing so, we will further our position as one of the leading providers in the video security industry. Video surveillance has gone from analog to digital, enabling systems to manage, analyze and distribute images over the Internet. Video security and information technology are converging to create more powerful, complex and specialized systems, built around broadband connectivity. Without our new Internet/Broadband capability, CVAS would be left behind. But with the combined forces of Cancable, AC Technical Systems and Iview, we have a great platform for growth, not just in Canada but throughout North America and globally.

In the coming months, you will likely be hearing about a number of new CVAS contracts and installations, both in Canada and the U.S. We also plan to continue to seek acquisitions through a strong M&A program that fits within our strategy of providing a fully integrated suite of video surveillance products and services. We live in security-conscious times, and CVAS’ business has never been timelier than it is now.

CVAS to Launch Aggressive Investor Relations Program

Finally, I would like to thank you, as a fellow Creative Vistas shareholder, for your interest and commitment to our company. Our mission as managers is to create value for you, and we believe that we are now well on-track to do exactly that.

As part of that effort, I am also pleased to announce we have retained the investor relations services of Investor Relations International (IRI) to help us increase our exposure to the investment community. I encourage you to contact our representative, Haris Tajyar, of IRI to further discuss the Creative Vistas story and our bright outlook. Over the past 13 years, Mr. Tajyar has represented a number of early stage companies that have grown exponentially with the help of his award-winning investor relations programs. These companies ranged from industry giants such as Starwood Hotels to micro-cap Chinese companies such as LJ International. Mr. Tajyar can be reached at 818-382-9700 and I highly recommend you contact him to hear more detail regarding what’s ahead for Creative Vistas and its shareholders.

In conclusion, we are looking forward to a new era of growth and expansion for Creative Vistas and are looking forward to keeping you updated through our new and more aggressive shareholder communications.

Yours truly,

Sayan Navaratnam
Chairman and Chief Executive Officer
Creative Vistas, Inc. (OTCBB: CVAS)

Forward-Looking Statements: Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this letter/press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results for reasons described from time to time in the Company's public filings. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.